Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

F. BRAD DENARDO, CHAIRMAN, PRESIDENT & CEO

(540) 951-6213   bdenardo@nbbank.com

DAVID K. SKEENS, TREASURER & CFO

(540) 951-6347   dskeens@nbbank.com

NATIONAL BANKSHARES, INC. DECLARES SEMI-ANNUAL DIVIDEND

BLACKSBURG, VA, NOVEMBER 12, 2020: The Board of Directors of National Bankshares, Inc. (NASDAQ Capital Market: NKSH) today approved payment on December 1, 2020 of a semi-annual dividend of $0.72 per share to all stockholders of record as of November 23, 2020. This dividend is an increase of five cents ($0.05) per share, or 7.5%, from the dividend paid June 1, 2020, and is the same per share as the dividend paid on December 2, 2019.

F. Brad Denardo, Chairman, President, and CEO said, “While we continue to experience the negative economic effects of the COVID-19 pandemic, National Bankshares remains profitable, with a sound balance sheet and a strong capital position. Given this fundamental strength, the Board of Directors has elected to maintain a December semi-annual dividend of $0.72 per share, the same as was paid in December 2019. We thank you for your continued support and investment in our Company.”

National Bankshares, Inc., headquartered in Blacksburg, Virginia, is the parent company of The National Bank of Blacksburg, which does business as National Bank, and of National Bankshares Financial Services, Inc. National Bank is a community bank operating from 25 full-service offices and one loan production office throughout Southwest Virginia. National Bankshares Financial Services, Inc. is an investment and insurance subsidiary in the same trade area. The Company’s stock is traded on the NASDAQ Capital Market under the symbol “NKSH.” Additional information is available at www.nationalbankshares.com.

 Forward-Looking Statements

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual Company results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

101 Hubbard Street / Blacksburg, Virginia 24060

P.O. Box 90002 / Blacksburg, Virginia 24062-9002

540 951-6300 / 800 552-4123

www.nationalbankshares.com